Exhibit 10.13
LIVEVOX, INC. RETENTION BONUS AGREEMENT
In recognition of your contributions to LiveVox Holdings, Inc. (the “Company”), the Compensation Committee of the Company’s Board of Directors has approved a special bonus arrangement for you subject to the terms and conditions described in this Retention Bonus Agreement (the “Agreement”).

1.Retention Bonus. The Company will pay you a one-time bonus equal to $100,000 (One Hundred Thousand Dollars) (“Retention Bonus”), payable as soon as practicable following the date you execute this Agreement (the “Effective Date”).

2.Repayment. If you terminate your employment with the Company without Good Reason (as defined below), or if the Company terminates your employment for Cause (as defined below), in each case, prior to the first anniversary of the Effective Date, you will be required to repay the Retention Bonus in full.

3.Definitions.
a.Cause. “Cause” means, during the term of this Agreement, that you (i) are convicted of, or plead nolo contendere or guilty to, any crime involving misuse or misappropriation of money or other property, or any felony; (ii) commit an intentional tort against the Company; (iii) commit any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, any of which adversely affects the business of the Company; (iv) willfully fail to perform your duties; or (v) commit a material violation of the Company’s written policies or code of conduct. Unsatisfactory business performance or good faith errors in judgment or discretion do not constitute grounds for termination for Cause.

b.Good Reason. “Good Reason” means the occurrence of any of the following events or conditions without your written consent: (A) a material reduction in your base salary (other than an across-the-board salary reduction affecting similarly situated employees), or (B) a material diminution in your authority, duties, or responsibilities (provided that you shall not have Good Reason solely due to you no longer serving as an “officer” of the Company or its affiliates within the meaning of Rule Section 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the period the equity securities of the Company or such affiliate are registered under the Exchange Act). To invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described above within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company fails to remedy the condition constituting Good Reason in all material respects during the applicable Cure Period, your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) must occur, if at all, within 30 days following such Cure Period for such termination as a result of such condition to constitute a termination for Good Reason. Otherwise, any claim of such event constituting Good Reason shall be deemed irrevocably waived.

4.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time.

5.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of California, without reference to rules relating to conflicts of laws.

6.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This

Agreement may be amended or modified only by a written instrument executed by you and the Company.

7.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.

LIVEVOX, INC.

Date: November 15, 2022
/s/ Linda Esperance
Linda Esperance
SVP, People Operations

Date: November 15, 2022
/s/ Laurence Siegel
Laurence Siegel